UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
November 23, 2005 (November 17, 2005)
Date of Report (Date of earliest event reported)
Spectrum Sciences & Software Holdings Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-50373	90-0182158

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

3130 Fairview Park Drive, Suite 400, Falls Church, VA	22042

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(703) 564-2967

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 8.01 Other Events.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     As previously reported, a complaint was filed in July 2004 by Todd Augenbaum (“Augenbaum”) against Robert Genovese, Endeavor Capital Group, LLC, and BG Capital Group, Ltd. (collectively, the “Genovese Defendants”) seeking to recover “short-swing profits” alleged to have been unlawfully obtained by Mr. Genovese and his affiliated companies in violation of Section 16(b) of the Securities Exchange Act of 1934. The suit alleges that Genovese and his affiliated companies beneficially owned more than 10% of the outstanding common stock of Spectrum Sciences & Software Holdings Corp. (the “Company”) and that Genovese acted as an officer and director of the Company. The Company was named as a nominal defendant in the action, but has no liability for the asserted claims.
     On November 17, 2005, the Company entered into a Stipulation and Agreement of Compromise, Settlement and Release (the “Stipulation”) with Augenbaum and the Genovese Defendants for the resolution of all claims in this action. Pursuant to the Stipulation, the Genovese Defendants agreed to make settlement payments with a total value of $3,250,000, payable as follows: (i) an initial payment of $800,000 in cash following Court (as defined below) approval of the Stipulation; (ii) a payment of $175,000 in cash within six months following such Court approval; and (iii) a payment of $2,275,000 in cash or the Company’s common stock, valued at the closing market price of such stock on the date of delivery, within eighteen months following such Court approval. The Stipulation provides that, of the total amounts payable by the Genovese Defendants, the $800,000 and $175,000 payments are to be paid directly to counsel for Augenbaum for attorneys’ fees and reimbursement of expenses and the $2,275,000 balance is to be paid directly to the Company.
     The Stipulation requires approval of the United States District Court, Southern District of Florida (the “Court”), where the case was filed. The parties will submit the Stipulation for approval as soon as possible, and the Company anticipates that the Court will approve the Stipulation on the terms agreed to by the parties.
     In connection with the Stipulation, the Company has also agreed to a Settlement and Standstill Agreement with Robert Genovese and BG Capital Group, Ltd. pursuant to which the Company will accept in satisfaction of all settlement amounts under the Stipulation, other than the initial $800,000 payment, one million shares of the Company’s common stock. In return, Mr. Genovese and BG Capital have agreed not to engage in certain actions with respect to the Company until December 31, 2008, including acquiring any securities of the Company, attempting to influence the voting of shareholders in Company matters, issuing any press releases, making published statements or publicly disclosing any proposals concerning the Company, or attempting to control the management, Board of Directors, or policies of the Company. The Settlement and Standstill Agreement is conditioned upon approval of the Stipulation by the Court.
Item 8.01 Other Events.
     As previously reported, the Securities and Exchange Commission (the “SEC”) notified the Company on April 28, 2004 that it was conducting an informal investigation into the

Company. After being notified by the SEC of such investigation, the Company fully cooperated and provided all requested information. By letter dated November 17, 2005, the SEC notified the Company that the SEC has terminated its investigation and has determined not to pursue an enforcement proceeding against the Company or any current director or officer of the Company.
     As previously reported, Donal R. Myrick, the former President and Chief Executive Officer of the Company, filed a complaint against the Company in August 2004 for alleged breach of employment contracts and damages associated with a delayed stock sale. The Company has agreed with Mr. Myrick to a settlement and dismissal of all claims in the action in consideration of the payment to Mr. Myrick of $155,000.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUM SCIENCES & SOFTWARE HOLDINGS CORP.

Date: November 23, 2005	By:	/s/ Michael M. Megless

Name: Michael M. Megless Title: Chief Financial Officer